Exhibit 99.1

[LOGO] SAFETY COMPONENTS                                            News Release
         INTERNATIONAL

--------------------------------------------------------------------------------
Company Contacts:
Safety Components International Inc.,
Wayne Tamme, Vice President, Human Resources
864-240-2700
http://www.safetycomponents.com

FOR IMMEDIATE RELEASE

SAFETY COMPONENTS INTERNATIONAL BOARD OF DIRECTORS APPOINTS BRIAN MENEZES AS INTERIM PRESIDENT AND CEO; JOHN COREY RESIGNS

Greenville, South Carolina - January 11, 2006 /PRNewswire/ - Safety Components International Inc. ("Safety Components") (Ticker: SAFY) today announced that its Board of Directors has voted to appoint Brian P. Menezes (age 53), currently Vice President and Chief Financial Officer, as the Company's Interim President and Chief Executive Officer, effective January 15, 2006. Mr. Menezes will continue to serve as Safety Components' Chief Financial Officer.

Mr. Menezes' appointment will follow John Corey's resignation, also effective January 15, 2006, as President, Chief Executive Officer and director of Safety Components to accept the position as President and Chief Executive Officer of Stoneridge, Inc., a publicly traded company and manufacturer of electronic parts and accessories for motor vehicles. Mr. Corey has served as a member of the Stoneridge board of directors for several years. Mr. Corey has agreed to assist Safety Components over an interim period in order to help ensure an orderly transition.

Mr. Menezes has been Vice President and Chief Financial Officer of Safety Components since September 1999. Prior to that time Mr. Menezes held various senior management positions including most recently Vice President and General Manager of Odyssey Knowledge Solutions, Inc., a Canadian software and systems development company focused on web-based e-commerce and enterprise solutions, and Vice President of Operations for Cooper Industries (Canada) Inc. Automotive Products, the largest supplier in the Canadian automotive replacement parts market.

Wilbur L. Ross, Jr., chairman, on behalf of the board said, "Brian will provide the necessary leadership during this time of transition. He has been involved in all key aspects of the company's business."


Safety Components International, Inc. (OTC Bulletin Board; SAFY) is a leading, low-cost supplier of automotive airbag fabric and cushions with operations in North America and Europe. The Company is also a leading manufacturer of value-added synthetic fabrics used in a variety of niche industrial and commercial applications. The company is headquartered in Greenville, South Carolina.

      This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that such forward looking statements are subject to various known and unknown risks and uncertainties, including the possibility that the Company's stated goals will not be fulfilled in whole or in part. Additional information on factors that could potentially affect the Company's financial results may be found in the Company's filings with the Securities and Exchange Commission.

                                     ~ End ~